Exhibit 10.1

SETTLEMENT AGREEMENT, RELEASE AND AMENDMENT

TO CLEARING AGREEMENT

This Settlement Agreement, Release and Amendment (this “Agreement”) is made and entered into as of October 3, 2008 by and between RBC Correspondent Services, a division of RBC Capital Markets Corporation, a Minnesota corporation formerly known as RBC Dain Rauscher Inc. (“RBC CS”), and Paulson Investment Company, Inc. (“Correspondent”).

RECITALS

This Agreement is entered into with reference to the following facts:

A. RBC CS and Correspondent are parties to a Fully Disclosed Master Clearing Agreement (the “Clearing Agreement”) pursuant to which RBC CS provides, among other things, clearing, execution and custody services to Correspondent.

B. RBC CS changed its technology platform and its systems for processing and reporting transactions (the “Conversion”). The Conversion was implemented to benefit Correspondent, Correspondent’s customers and RBC CS.

C. Correspondent and RBC CS desire to fully compromise and settle any and all disputes between them relating in any way to the Conversion and that the full terms and conditions of this Agreement are set forth herein.

D. Correspondent and RBC CS also desire to amend the terms and conditions of the Clearing Agreement as more fully described herein.

In consideration of the mutual promises and agreements contained herein, including the recitals set forth above, Correspondent and RBC CS agree as follows:

1. Release. For and in consideration of the promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, Correspondent has this day released and by these presents does hereby release, acquit and forever discharge RBC CS, and all other related corporations, legal entities, and individuals, their officers, directors, agents, servants, and employees, and all other persons, firms, or corporations in privity with them from any and all claims, actions, demands, rights, damages, costs, loss of service, expenses, compensation, complaints or causes of actions of any kind whatsoever, at common law, by contract, statute or otherwise which Correspondent now has, known or unknown, that are directly or indirectly attributable to the Conversion. It is the intention of Correspondent to release all claims that arise from or relate to the Conversion which it may have against those hereby released, whether direct claims, indirect claims, or any other claims. This release shall not apply to, and shall not release RBC CS from (i) any breaches of the Clearing Agreement by RBC CS that occur after the date hereof, (ii) any underpayment by RBC CS of amounts owed to Correspondent as a result of errors in the billing process or (iii) any claims Correspondent may have in the future, relating to the Conversion, for damages incurred by Correspondent as a result of claims asserted against Correspondent by its customers or registered representatives, and the parties agree that the process for handling any liability for such complaints by Correspondent’s customers or registered representatives will continue be governed by the Clearing Agreement.

2. Amendment of Clearing Agreement. RBC CS and Correspondent agree to amend the Clearing Agreement as follows:

The Clearing Agreement shall remain in effect until June 16, 2012 and all references in the Clearing Agreement to the Initial Term shall be deemed to refer to the period from the date hereof until June 16, 2012, including without limitation, any references the Initial Term for the purpose of calculating liquidated damages in the event of an early termination of the Clearing Agreement. After the expiration of the Initial Term, the Clearing Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless one of the parties provides the other party with written notice at least one hundred twenty (120) days prior to the expiration of the Initial Term or applicable Renewal Term.

3. Effect of Agreement. Except as expressly amended or modified herein, the Clearing Agreement shall remain in full force and effect and binding on the parties hereto. The execution of this Agreement shall not be deemed to be a waiver by RBC CS of any Default or Event of Default under the Clearing Agreement, whether or not known to RBC CS and whether or not existing on the date of this Agreement.

4. Payment. In consideration for the promises and covenants made herein, RBC CS shall pay to Correspondent the total sum of Three-Hundred and Fifty Thousand Dollars ($350,000) within 15 business days after receipt of an original of this agreement executed by Correspondent. Such payment will be made in the form of a deposit to the payment account of Correspondent as provided in the Clearing Agreement.

5. Binding on Assigns. It is expressly understood and agreed that this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.

6. Entire Agreement. It is further understood and agreed that this Agreement contains the entire agreement between the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated except in writing signed by all parties hereto. Should any court, by judgment or decree, determine that this Agreement does not fully and finally discharge all claims or causes of action arising from or related to the Conversion which Correspondent might have had against RBC CS, then Correspondent agrees to reform this document to release any such claims not hereby released.

7. Warranties of Correspondent. By execution of this Agreement, Correspondent covenants and warrants that no claim, right or cause of action that it may now have or may have had in the past against RBC CS, any of its subsidiaries, or affiliates, or its officers, directors, employees or agents, has previously been conveyed, assigned, or in any manner transferred, in whole or in part, to any third party. Correspondent expressly represents, covenants and warrants that it has full authority to amend the Clearing Agreement and release any and all claims it now has or may have had in the past against RBC CS.

8. CONFIDENTIAL SETTLEMENT. Recognizing the confidentiality of the information contained herein, it is understood and agreed by the Parties that the existence of this Settlement Agreement and any terms of this Settlement Agreement are confidential and the Parties agree not to disclose such information to any other person or entity, except as may be required: (i) in connection with the preparation and filing of income tax returns, (ii) by the order of a court of competent jurisdiction, (iii) by any regulatory agency or self-regulatory organization, (iv) to comply with any applicable law or (v) to evaluate this Settlement Agreement or enforce rights under this Settlement Agreement.

This paragraph is a material term of the Settlement Agreement and Amendment and will be strictly enforced upon discovery of any breach.

9. Execution. This Agreement may be executed and transmitted via fax, electronic communication and/or mail, in multiple counterparts, each of which shall have the effect of an original, but which together constitute but one agreement.

Paulson Investment Company, Inc.:	By:	/s/ Trent Davis
	Name:	Trent Davis
	Title:	President and CEO

RBC Correspondent Services:	By:	/s/ Craig A. Gordon
	Name:	Craig A. Gordon
	Title:	President

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